JOHN HANCOCK SOVEREIGN BOND FUND
AMENDMENT DATED JUNE 9, 2009
TO THE
AMENDED AND RESTATED BY-LAWS
DATED MARCH 8, 2005
That the By-Laws be, and they hereby are, amended as follows:

1.	Section 6.8 is amended to read as follows in its entirety:

POWERS AND DUTIES OF THE TREASURER. The Treasurer shall deliver all funds of the Trust or any Series or Class thereof which may come into his hands to such Custodian as the Trustees may employ. He shall render a statement of condition of the finances of the Trust or any Series or Class thereof to the Trustees as often as they shall require the same and he shall in general perform all the duties incident to the office of a Treasurer and such other duties as from time to time may be assigned to him by the Trustees. The Treasurer shall give a bond for the faithful discharge of his duties, if required so to do by the Trustees, in such sum and with such surety or sureties as the Trustees shall require.

2.	A new Section 6.13 is added as follows:

DESIGNATION OF PRINCIPAL ACCOUNTING OFFICER(S) AND PRINCIPAL FINANCIAL OFFICER(S). The Trustees shall designate by resolution one or more officers of the Trust as the principal accounting officer(s) and the principal financial officer(s) for purposes of signing registration statements of the Trust in conformity with the requirements of the Securities Act of 1933, as amended.